Exhibit (e)(6)

HSBC Funds

Distribution Agreement

THIS DISTRIBUTION AGREEMENT (“Agreement”), effective as of the closing of the Transaction (as defined below) (the “Closing Date”), is by and between Foreside Distribution Services L.P. (the “Distributor”) and HSBC Funds (the “Trust”).

WHEREAS, a majority of the interests of Foreside Financial Group, LLC, the indirect parent of the Distributor, are being sold to GC Mountaintop Acquisition Corp., an affiliate of Genstar Capital (the “Transaction”); and

WHEREAS, as a result of the Transaction, the Distribution Agreement between the parties, dated as of May 31, 2017, as amended from time to time (the “Existing Agreement”), will terminate as of the Closing Date;

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.	Effective as of the Closing Date, the Trust, on behalf of each series listed on Exhibit A hereto (as amended from time to time) (each, a “Fund” and collectively, the “Funds”), and the Distributor hereby enter into this Agreement on terms identical to those of the Existing Agreement, which are incorporated herein by reference, except as noted below.

2.	Unless sooner terminated as provided herein, this Agreement shall continue for an initial one-year term and thereafter shall be renewed for successive one-year terms, provided such continuance is specifically approved at least annually by (i) the Board or (ii) a vote of a majority of the outstanding voting securities of a Fund, each in accordance with the requirements of Section 15 of the 1940 Act, as such requirements may be modified by rule, regulation, order or guidance of the SEC or its staff. This Agreement may be terminated without penalty, on at least sixty (60) days’ written notice, by the Board, by vote of a majority of the outstanding voting securities of a Fund, or by Distributor. This Agreement may be terminated with respect to one or more Funds, or with respect to the entire Trust. This Agreement will also terminate automatically in the event of its assignment (as defined in the 1940 Act and the rules thereunder).

3.	Capitalized terms used herein without definition have the meanings given them in the Existing Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the Closing Date.

FORESIDE DISTRIBUTION SERVICES L.P.		HSBC FUNDS

By:	/s/ Mark Fairbanks	By:	/s/ James D. Levy
Name:	Mark Fairbanks	Name:	James D. Levy
Title:	Vice President	Title:	Vice President

EXHIBIT A

Fund Names

HSBC Opportunity Fund

HSBC Opportunity Portfolio

HSBC Opportunity Fund (Class I)

HSBC U.S. Government Money Market Fund

HSBC U.S. Treasury Money Market Fund

HSBC ESG Prime Money Market Fund